Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 of Union Bankshares Corporation for the registration of shares of Union Bankshares Corporation’s common stock of our reports dated February 27, 2018 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Union Bankshares Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

February 1, 2019